Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Worksport Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c)	3,840,421	$2.215	$8,506,533	0.00013810	$1,175

Total Offering Amounts					$8,506,533		$1,175
Total Fee Offsets							-
Net Fee Due							$1,175

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices of the registrant’s common stock, par value $0.001 per share, on the Nasdaq Capital Market on January 12, 2026 as reported by the Nasdaq Stock Market.

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.